EXHIBIT 2.4
                                                                     -----------

                            PARTNERSHIP AGREEMENT
                                      OF
                   OUTPATIENT SURGERY CENTER OF INDIANA, LLP
                   -----------------------------------------

      OMEGA HEALTH SYSTEMS OF INDIANA, INC., an Indiana corporation ("Omega"), and THE OUTPATIENT SURGERY CENTER OF INDIANA, INC., an Indiana corporation ("OSCI") (Omega and OSCI are sometimes hereinafter collectively referred to as the "Partners" and individually referred to as a "Partner"), hereby form an Indiana limited liability partnership by entering into this Partnership Agreement of OUTPATIENT SURGERY CENTER OF INDIANA, LLP, dated to be effective as of May 1, 1997.

                             ARTICLE I - DEFINITIONS

      In addition to terms defined elsewhere in this Agreement, the following terms shall, for purposes of this Agreement, have the meanings designated in this ARTICLE I:

      Section I.1 ACT. The term "Act" shall mean: the Uniform Partnership Act, Indiana Code Section 23-4-1-1 et seq., as from time to time amended.

      Section I.2 AFFILIATE.  The term  "Affiliate"  shall mean: any Person that
directly  or  indirectly  through  one  or  more  intermediaries   controls,  is
controlled by or is under common control with another Person

      Section I.3 AGREEMENT. The term "Agreement" shall mean: this Limited Liability Partnership Agreement of Outpatient Surgery Center of Indiana, LLP, as originally executed and as subsequently amended from time to time.

      Section I.4 BANKRUPTCY. The term "Bankruptcy" shall mean: bankruptcy under the Federal Bankruptcy Code or insolvency under any state insolvency act.

      Section I.5 BUSINESS DAY. The term "Business Day" shall mean: any day other than a Saturday, Sunday and those legal public holidays specified in U.S.C. (beta) 6103(a), as amended from time to time.

      Section I.6 CAPITAL ACCOUNT. The term "Capital Account" shall mean: the Capital Account maintained for each Partner pursuant to SECTION 6.5 of this Agreement.

      Section I.7 CAPITAL CONTRIBUTION. The term "Capital Contribution" shall mean: the total amount of cash or property contributed to the Partnership by all the Partners or any one Partner, as the case may be.





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      Section I.8 CODE. The term "Code" shall mean: the Internal Revenue Code of
1986, as it has been and may be amended.

      Section I.9 INTEREST. The term "Interest" shall mean: all rights and interests of a Partner under this Agreement and the Act, including (i) the right of a Partner, expressed as a percentage in SECTION 6.3A, to receive distributions of revenues, allocations of income and loss and distributions of liquidation proceeds under this Agreement, and (ii) all management rights, voting rights or rights to consent.

      Section I.10 MANAGING PARTNER. The term "Managing Partner" shall mean Omega until such time, if any, as the Partners designate another Partner as such.

      Section I.11 OMEGA. The term "Omega" shall mean: Omega Health Systems of Indiana, Inc., an Indiana corporation, which is one of the Partners under this Agreement.

      Section I.12 NOTIFICATION. The term "Notification" shall mean: a writing containing any information required by this Agreement to be communicated to any Person, which may be personally delivered, sent by registered or certified mail, postage prepaid, to such Person, at the last known address of such Person on the Partnership records. Any such Notification shall be deemed to be given (i) when delivered, in the case of personal delivery, and (ii) on the earlier of actual receipt by the addressee or three (3) days following the date on which it is deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid, in the case of mail. Any communication containing information sent to any Person other than as required by the foregoing sentences, but which is actually received by such Person, shall constitute Notification as of the date of such receipt for all purposes of this Agreement.

      Section I.13 PARTNERS. The term "Partners" shall mean: at any time, the Persons who then own Interests in the Partnership. The initial Partners are:
Omega and OSCI.

      Section I.14 PARTNERSHIP. The term "Partnership" shall mean: Outpatient Surgery Center of Indiana, LLP, an Indiana limited liability partnership, as said limited liability partnership may from time to time be constituted.

      Section I.15 PARTNERSHIP PROPERTY OR PROPERTIES. The term "Partnership Property" and the term "Partnership Properties" shall mean: all interests, properties and rights of any type owned by the Partnership, whether owned by the Partnership at the date of its formation or thereafter acquired.

      Section I.16 PERSON.  The term "Person"  shall mean:  Any natural  person, limited liability company, limited liability partnership, general partnership, limited partnership, corporation, joint venture, trust, business trust, cooperative or association.

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      Section I.17 OSCI.  The term "OSCI"  shall mean:  The  Outpatient  Surgery
Center of Indiana, Inc., an Indiana corporation, which is one of the Partners under this Agreement.

      Section I.18 TRANSFER. The term "Transfer" shall mean: Any change in the record ownership of an Interest, whether made voluntarily or involuntarily by operation of law, including, but not limited to, the following:

            A.  a sale or gift to any Person;

            B. if a Partner of the Partnership is an individual, a transfer to the personal representative of the estate of such individual upon such individual's death, and any subsequent transfer from such personal representative to the heirs or devisees of the deceased individual under such individual's will or by the applicable laws of descent and distribution;

            C. if a Partner of the Partnership is an individual, a transfer to a judicially appointed personal representative as a result of the adjudication by a court of competent jurisdiction that the transferor individual is mentally incompetent to manage his person or property;

            D. if a Partner of the Partnership is an individual, a transfer, to the extent permitted by law, to the transferor individual's spouse or former spouse, or heirs of such spouse or former spouse, in connection with a division of their community or other property upon the death of the transferor individual, divorce or the death of such spouse;

            E. a general assignment for the benefit of creditors, or any assignment to a creditor resulting from the creditor's foreclosure upon or execution against such Interest;

            F. the filing by the transferor Partner of a voluntary Bankruptcy petition; or

            G. the entry of a judicial order granting the relief requested by the petitioner in an involuntary Bankruptcy proceeding filed against the transferor Partner.

      Section 1.18 GOVERNING BOARD. The term "Governing Board" shall mean a three member committee chosen by the Partners in accordance with the provision of this Agreement to assure patient care quality, compliance with statutory and regulatory health requirements, and to appoint a Chief of Staff.

      Section I.19 CHIEF OF STAFF. The term "Chief of Staff" shall mean a physician holding an unlimited license to practice medicine in Indiana, specializing in ophthalmology.

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      Section I.20 TRANSFER DATE.  The term "Transfer  Date" shall mean the date upon which the necessary licenses and approvals for the Partnership to operate the Ambulatory Surgery Center (the "ASC") operated by OSCI on the date of this Agreement are obtained by the Partnership.

                         ARTICLE II - THE PARTNERSHIP

      Section II.1 FORMATION OF PARTNERSHIP. The Partners hereby form, constitute and establish a limited liability partnership pursuant to the Act and, as provided below, subject to the terms of this Agreement. Except as herein stated, the Act shall govern the rights and liabilities of the Partners.

      Section II.2 QUALIFICATION IN OTHER JURISDICTIONS. Prior to the Partnership conducting business in any jurisdiction other than Indiana, the Managing Partner shall cause the Partnership to comply with all requirements, if any, necessary to qualify the Partnership as a foreign partnership in that jurisdiction.

      Section II.3 TERM. Pursuant to the Act, the term of the Partnership shall commence effective as of the date first above written. The Partnership shall exist until April 30, 2037, unless sooner terminated in accordance with this Agreement.

      Section II.4 MERGER. The Partnership may merge with or into another partnership (general or limited) or other entity, or enter into an agreement to do so with the consent of all of the Partners.

      Section 2.5 REGISTRATION. The Managing Partner is hereby authorized to execute and file a Certificate of Registration on behalf of the Partnership with the Indiana Secretary of State as evidence of the intention of the Partnership to act as an Indiana limited liability partnership, and to do all such other things as execute and file all such other documents and instruments as may be deemed necessary by the Partners for the Partnership to become and remain an Indiana limited liability partnership.

      Section 2.6 REGISTERED AGENT, REGISTERED OFFICE. The registered agent of the Partnership for service of process shall be Joseph F. Faust, whose address is 711 Gardner Drive, Marion, Indiana 46952. The registered agent will notify Omega promptly upon receipt of any notice received in his capacity as registered agent.

             ARTICLE III - NAME; PLACE OF BUSINESS; PRINCIPAL OFFICE

      Section III.1 NAME. The name of the Partnership is Outpatient Surgery Center of Indiana, LLP.

      Section III.2 ASSUMED NAMES. The Managing Partner may cause the Partnership to do business under one or more assumed names. In connection with the use of any such assumed names, the Managing Partner shall cause the Partnership to comply with Indiana law.



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      Section III.3 PRINCIPAL OFFICE AND OTHER OFFICES.  The principal office of the Partnership shall be located at 711 Gardner Drive, Marion, Indiana, 46952, or such other place as the Managing Partner may designate from time to time, and the Partnership shall maintain records there or in Memphis, Tennessee. The Partnership may have such other offices as the Partners may designate from time to time.

                              ARTICLE IV - PURPOSES

      Section IV.1 PARTNERSHIP PURPOSES. The purpose of the Partnership is to engage in the business of operating an ambulatory surgical center (the ASC), and to do all acts or things necessary or appropriate to accomplish such purpose.

                              ARTICLE V - PARTNERS

      Section V.1 INITIAL PARTNERS. The names and addresses of the initial Partners of the Partnership are as set forth on SCHEDULE 5.1 of this Agreement. At the date hereof, there are no other Partners of the Partnership and no other Person has any right to take part in the ownership or management of the Partnership.

      Section V.2 ADMISSION OF ADDITIONAL PARTNERS. Additional Partners of the Partnership may be admitted as follows:

            A. ACQUISITION FROM THE PARTNERSHIP. If the proposed additional Partner desires to purchase his Interest from the Partnership, such purchase may be made and the admission of the additional Partner shall become effective only if the identity of the proposed additional Partner and the amount of the Capital Contribution to be made by him in exchange for his Interest is first unanimously approved by the existing Partners.

            B. ACQUISITION FROM A PARTNER. If the proposed additional Partner desires to acquire his Interest in a Transfer from an existing Partner, such Transfer may be made and the admission of the additional Partner shall become effective only in accordance with SECTION 11.2 and ARTICLE XVI hereof. All other attempted Transfers of any interest or right, or any part thereof, in or in respect of the Partnership shall be null and void ab initio.

               ARTICLE VI - CAPITAL CONTRIBUTIONS AND INTERESTS

      Section VI.1 INITIAL CAPITAL CONTRIBUTIONS. The Initial Capital Contributions which have been delivered concurrently with the execution of this Agreement by the Partners is cash in the amount of Two hundred Dollars ($200.00) representing a contribution of One Hundred Dollars ($100.00) each by OSCI and Omega.

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      Section VI.2  ADDITIONAL  CAPITAL  CONTRIBUTIONS.  The Additional  Capital
Contributions (herein so called) of each Partner shall be made on the Transfer Date set forth in Section 1.20 of this Agreement in accordance with the joint instructions of Omega and OSCI to Mantel, Cohen, Garelick, Reiswerg & Fishman, P.C., Indianapolis, Indiana, the Escrow Agent for the Partnership (the "Escrow Agent"), and shall be as follows:

            A. CONTRIBUTION OF OMEGA. The Additional Capital Contribution of Omega, which has been delivered to the Escrow Agent, concurrently with the execution of this Agreement by the Partners, is cash in the amount of One Million Two Hundred Forty-One Thousand U.S. Dollars ($1,241,000.00); and,

            B. CONTRIBUTION OF OSCI. The Additional Capital Contribution of OSCI, which has been delivered to the Escrow Agent, concurrently with the execution of this Agreement by the Partners, consists of a Bill of Sale to the Partnership for substantially all the assets of the ASC owned by OSCI, as set forth on SCHEDULE 6.2B(1), excepting those assets that are excluded, as set forth on SCHEDULE 6.2B(2), and certain liabilities of OSCI , as set forth on SCHEDULE 6.2B(3), which liabilities are acquired and assumed by the Partnership, all of which assets and liabilities have a net fair market value, as agreed to by the Partners, of Two Million Four Hundred Eighty-Two Thousand U.S.
      Dollars ($2,482,000.00).

      Section VI.3 INTERESTS. The following provisions shall apply with regard to Interests in the Partnership:

            A. PERCENTAGE INTERESTS. Upon making the respective Initial Capital Contribution specified in SECTION 6.1, each Partner shall own the percentage Interest set forth opposite such Partner's name as follows:


          Partner                                         Interest
          -------                                         --------

          Omega Health Systems of Indiana, Inc.              50%

          The Outpatient Surgery Center of Indiana, Inc.     50%


The respective percentage Interest of each Partner may not be reduced without such Partner's express written consent.

            B. CERTIFICATES REPRESENTING INTERESTS. The Interests of the Partners may be evidenced by certificates issued by the Partnership, which, if issued, shall be in such form and incorporate such legends, recitals and provisions as the Partners shall deem necessary or advisable. If certificates are issued, the Partners shall establish reasonable


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      procedures for the delivery and reissuance of  certificates  in connection with Transfers of Interests, split-ups or combinations of certificates, loss or destruction of certificates and other eventualities. Among other matters, such procedures may set forth required fees, indemnifications, documentation and signatures (including guarantees thereof) to be obtained from parties requesting reissuance of certificates. Such procedures need not be incorporated into this Agreement, but a copy thereof shall be delivered to all Partners.

      Section VI.4 NO FURTHER CAPITAL CONTRIBUTIONS. Without the approval of all the Partners, no Partner shall be obligated or allowed to make any Capital Contribution other than the respective Initial Capital Contribution and Additional Capital Contribution of each Partner as set forth in SECTION 6.1 and
SECTION 6.2. This provision of this Agreement may not be amended without the express written consent of all Partners.

      Section VI.5 CAPITAL ACCOUNTS. A capital account shall be established and maintained for each Partner. Each Partner's capital account (a) shall be increased by (i) the amount of money contributed by that Partner to the Partnership, (ii) the fair market value of property contributed by that Partner to the Partnership (net of liabilities secured by the contributed property that the Partnership is considered to assume or take subject to Section 752 of the
Code), and (iii) allocations to that Partner of Partnership income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treas. Reg. 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treas. Reg. 1.704-1(b)(4)(i), and (b) shall be decreased by (i) the amount of money distributed to that Partner by the Partnership, (ii) the fair market value of property distributed to that Partner by the Partnership (net of liabilities secured by the distributed property that the Partner is considered to assume or take subject to Section 752 of the Code), (iii) allocations to that Partner of expenditures of the Partnership described in Section 705(a)(2)(B) of the Code, and (iv) allocations of Partnership loss and deduction (or items thereof), including loss and deduction described in Treas. Reg. 1.704-1(b)(2)(iv)(g), but excluding items described in clause (b)(iii) above and loss or deduction described in Treas. Reg. 1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii). The Partners' capital accounts also shall be maintained and adjusted as permitted by the provisions of Treas. Reg. 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treas. Reg. 1.704-1(b)(2)(iv) and 1.704-l(b)(4), including adjustments to reflect the allocations to the Partners of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treas. Reg. 1.704-1(b)(2)(iv)(g). A Partner that has more than one Interest shall have a single capital account that reflects all its Interests, regardless of the class of Interests owned by that Partner and regardless of the time or manner in which those Interests were acquired. On the transfer of all or part of an Interest, the capital account of the transferor that is attributable to the transferred Interest or part thereof shall carry over to the transferee Partner in accordance with the provisions of Treas.
Reg. 1.704-1(b)(2)(iv)(1).

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      Section VI.6 RETURN OF CAPITAL  CONTRIBUTIONS.  Anything in this Agreement to the contrary notwithstanding, upon the receipt by the Partnership of the Additional Capital Contribution of both Partners from the Escrow Agent, the
Partnership shall distribute to OSCI cash in the amount of One Million Two Hundred Forty-One Thousand U.S. Dollars ($1,241,000.00); otherwise, the Capital Contributions of the Partners shall not be subject to withdrawal except with the approval of all of the Partners, or upon dissolution of the Partnership. Distributions of Partnership net profits, if any, that are not to be applied to the business of the Partnership, shall be made to the Partners in accordance with their respective Distributive Shares. Except as otherwise provided herein or in the Act, no Partner shall have the right to withdraw, or receive any return of, such Partner's Capital Contribution.

      Section VI.7 INTEREST. No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners' Capital Accounts.

      Section VI.8 LOANS FROM PARTNERS. Loans by a Partner to the Partnership shall not be considered Capital Contributions. If any Partner shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by such Partner to the capital of the Partnership, the making of such advances shall not result in any increase in the amount of the Capital Account of such Partner. The amounts of any such advances shall be a debt of the Partnership to such Partner and shall be payable or collectible only out of the Partnership assets in accordance with the terms and conditions upon which such advances are made. Any advances made to the Partnership pursuant to this Section
6.7 shall bear interest until repaid at the rate charged by Huntington National Bank of Indiana, in Indianapolis, to its best corporate customers (the "Prime Rate") plus one percentage point; for example, if the Prime Rate is 8%, interest on such advances made pursuant to this SECTION 6.7 shall be at 9%. The repayment of loans from a Partner to the Partnership upon liquidation shall be subject to the order of priority set forth in SECTION 13.4A hereof. The Partnership debts provided for in SECTION 7.9 hereof shall not be governed by this SECTION 6.8.

                  ARTICLE VII - ALLOCATIONS AND DISTRIBUTIONS

      Section VII.1 ALLOCATION OF INCOME AND LOSS. Except as otherwise provided for herein, the following provisions shall apply with regard to the allocation of income and loss of the Partnership:

            A. ALLOCATIONS GENERALLY. Except as may be required by Section 704(c) of the Code and Treas. Reg. 1.704-1(b)(2)(iv)(f)(4), the income, gains, losses, deductions and credits (or items thereof) of the Partnership shall be shared by the Partners in accordance with their respective percentage Interests. It is the intention of the Partners that allocations of income, gains, losses, deductions and credits (or items thereof) pursuant to this SECTION 7.1 be in accordance with the Partners' Interests for tax purposes.

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            B. Allocations with respect to Transferred  Interests.  All items of income, gain, loss, deduction, and credit allocable to any Interest that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Interest, without regard to the results of Partnership operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Code and the regulations thereunder.

      Section VII.2 DETERMINATION OF INCOME AND LOSS. At the end of each fiscal year of the Partnership, income, gain, loss, deduction and credit (or items thereof) shall be determined by the Managing Partner pursuant to this Agreement for the accounting period then ending and shall be allocated to the Partners in accordance with SECTION 7.1.

      Section VII.3 CASH DISTRIBUTIONS. Commencing no later than the end of the Partnership's first fiscal quarter, the Managing Partner shall, at least quarterly, balance the Partnership's accounts and distribute to the Partners, in accordance with their respective Interests, the amount by which cash on hand exceeds the amount necessary to meet the current costs, expenses and liabilities of the Partnership (including, without limitation, the certain debts listed in Section 7.9 hereof, and a reasonably adequate reserve for working capital and contingencies). The Partnership shall not make any distribution to the Partners if, immediately after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to Partners with respect to their Interests and liabilities for which the recourse of creditors is limited to specified property of the Partnership, exceed the fair value of Partnership Property, except that the fair value of Partnership Property that is subject to a liability for which recourse of creditors is limited shall be included in the Partnership assets only to the extent that the fair value of that Partnership Property exceeds that liability.

      Section VII.4 DISTRIBUTIONS OF OTHER PROPERTY. From time to time, the Managing Partner also may cause property of the Partnership other than cash to be distributed to the Partners, which distribution must be made in accordance with their respective Interests and may be made subject to existing liabilities and obligations. Immediately prior to such distribution, the capital accounts of the Partners shall be adjusted as provided in Treas. Reg. 1.704-1(b)(2)(iv)(f).

      Section VII.5  MINIMUM GAIN LIMITATIONS/QUALIFIED INCOME OFFSET.

            A. MINIMUM GAIN DEFINED. The term "Minimum Gain" means the amount determined by computing, with respect to each nonrecourse liability of the Partnership, the amount of gain (of whatever character), if any, that would be realized by the Partnership if the Partnership disposed of (in a taxable transaction) the Partnership Property subject to such nonrecourse liability in full satisfaction thereof, and by then aggregating the amounts so computed.

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            B. NONRECOURSE DEDUCTIONS DEFINED. The term "Nonrecourse  Deduction"
      means, for a taxable year, an amount of the net increase, if any, in the amount of Minimum Gain of the Partnership during that taxable year plus the amount, if any, by which the net increase in Minimum Gain of the Partnership during any prior taxable year exceeds the total amount of items of Partnership loss, deduction and expenditures set forth in Section 705(a)(2)(B) of the Code for such year. The nonrecourse deductions for a taxable year shall consist first of depreciation or cost recovery deductions, if any, with respect to items of Partnership Property subject to one or more nonrecourse liabilities of the Partnership to the extent of
      the  increase  in  the  Minimum  Gain   attributable  to  the  nonrecourse
      liabilities to which each such item of property is subject, with the remainder Nonrecourse Deductions, if any, made up of a pro rata portion of the Partnership's other items of deduction, loss and expenditures set forth in Section 705(a)(2)(B) of the Code for that year.

            C.  DEFICIT  CAPITAL  ACCOUNT   DEFINED.   For  purposes  of  this
      SECTION 7.5, the term "Deficit Capital Account" means the deficit balance, if any, of a Partner's Capital Account as determined pursuant to SECTION 6.4 adjusted by (i) adding (crediting) to such Capital Account the amount of such Partner's share of the Minimum Gain, and
      (ii) subtracting (debiting) from such Capital Account the amount of such Partner's share of the items described in Treas. Reg. 1.704-l(b)(2)(ii)(d)(4), (5), and (6).

            D. PARTNER'S SHARE OF MINIMUM GAIN. A Partner's share of Minimum Gain of the Partnership at the end of any Partnership taxable year equals the aggregate Nonrecourse Deductions allocated to such Partner (and such Partner's predecessor in interest) up to that time, less such Partner's (and such Partner's predecessor in interest) aggregate share of the net decreases in Minimum Gain of the Partnership up to that time. A Partner's share of the net decrease in Minimum Gain of the Partnership during a Partnership taxable year equals an amount that bears the same relation to the net decrease in Minimum Gain of the Partnership during such year as such Partner's share of Minimum Gain of the Partnership at the end of the prior taxable year of the Partnership bears to the amount of Minimum Gain of the Partnership at the end of such prior taxable year.

            E. LIMITATION ON LOSS ALLOCATIONS.  Notwithstanding anything in this
      Article VII to the contrary, any allocation of loss or deduction of the Partnership (other than a Nonrecourse Deduction) shall be allocated to a Partner only to the extent that such allocation does not cause such Partner to have a Deficit Capital Account.

            F. MINIMUM GAIN CHARGEBACK. Notwithstanding anything in the foregoing sections of this Article VII to the contrary, in the event that there is a net decrease in Minimum Gain of the Partnership during the Partnership's taxable year, all Partners with a Deficit Capital Account will be allocated, before any other allocations of Partnership items for such taxable year under this Agreement, items of income and gain for such year (and, if necessary, subsequent years) in an amount needed to eliminate such deficit as quickly as possible. The Minimum Gain chargeback allocated in any taxable year shall consist first of gains recognized from the disposition of items of Partnership Property subject to one or more nonrecourse liabilities of the Partnership to the extent of the decrease in Minimum Gain attributable to the disposition of such items of property with the remainder of such Minimum Gain chargeback, if any, made up of a pro rata portion of the Partnership's other items of income and gain for that year.

            G. QUALIFIED INCOME OFFSET. Notwithstanding anything in the foregoing sections of this ARTICLE VII to the contrary, in the event that any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. 1.704-1(b)(2)(ii)(d)(4), (5) or
      (6), which causes a deficit balance in such Partner's Capital Account (or causes an increase in an existing deficit balance in such Partner's Capital Account), items of income and gain shall be allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner's Capital Account as quickly as possible; provided, however, that allocations of income or gain shall only be required pursuant to this Subsection G of SECTION 7.5 if and to the extent that the foregoing adjustments, allocations or distributions cause a Deficit Capital Account of the Partners receiving such adjustments, allocations, or distributions determined at the end of the taxable year of the Partnership to which such allocations relate.

      Section VII.6 COMPLIANCE WITH SECTION 704 OF THE CODE. The provisions of this Agreement relating to maintenance of Capital Accounts and the computation and allocation of net income, gains, and losses are intended to comply with
Section 704 of the Code and the Regulations thereunder (including, without limitation, the provisions regarding substantial economic effect, qualified income offset, allocations of nonrecourse deductions, minimum gain chargeback, and other considerations under Section 704 of the Code and the Regulations thereunder), and shall be interpreted and applied in a manner consistent with
Section 704 of the Code and such Regulations in order to achieve the agreed allocation of cash among the Partners. In the event the Partners determine that it is prudent or necessary to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed or allocated in order to comply with Section 704 of the Code and/or the Regulations thereunder and/or to make any optional elections thereunder, the Partnership may make such modification and/or election, including an amendment to this Agreement if the Partners deem it necessary. The Partners shall also make any appropriate modifications to this Agreement in the event unanticipated events might otherwise cause this Agreement not to comply with Section 704 of the Code and/or the Regulations thereunder. Further, notwithstanding anything to the contrary contained in this Agreement, if the Regulations thereunder require an allocation of net income, gains, and losses in a manner different from that set forth in ARTICLE VII (other than this SECTION 7.6) of this Agreement, such allocations shall be taken into account for the purpose of equitably adjusting subsequent allocations of net income, gains, and losses so that the net cumulative allocations, in the aggregate, allocated to each Partner pursuant to ARTICLE VII of this Agreement, including this
SECTION 7.6 shall, as quickly as possible and to the extent possible, and without violating the constraints contained in this Section 7.6, be the same as if no such allocations had been made under this SECTION 7.6 so that the agreed upon allocation of cash among the Partners will be respected.

      Section VII.7 SAVINGS CLAUSE. The tax allocation  provisions  contained in
ARTICLE VII of this Agreement are intended to produce final Capital Account balances that are at levels ("Target Final Balances") which permit liquidating distributions that are made in accordance with such final Capital Account balances to be equal to distributions that would occur on final liquidation of the Partnership. To the extent that the tax allocation provisions contained in
ARTICLE VII of this Agreement would not produce the Target Final Balances, the provisions of this Agreement shall be amended to produce such Target Final Balances. Notwithstanding the other provisions of this Agreement, allocations of net income, gains, and losses shall be made prospectively as necessary to produce such Target Final Balances (and, to the extent such prospective allocations would not reach such result, the prior tax returns of the Partnership shall be amended to reallocate Partnership net income, gains, and losses to produce such Target Final Balances).

      Section VII.8 DEPRECIATION RECAPTURE. To the extent not inconsistent with the foregoing provisions of this ARTICLE VII, any gain of the Partnership attributable to depreciation recapture shall be allocated among the Partners in proportion with the depreciation deductions previously allowable to the Partners with respect to the assets generating such recapture.

      Section VII.9 CERTAIN DEBTS OF THE PARTNERSHIP. Omega Health Systems, Inc. ("OHSI") will loan to the Partnership certain amounts for payments to OSCI in satisfaction of OSCI's obligation to pay to Dr. Joseph Faust the 1997 earnings of OSCI prior to May 1, 1997 in the estimated amount of $15,830.00 and to satisfy certain outstanding liabilities of OSCI noted on SCHEDULE 6.2B(3) HEREOF in the amount of $263,030.98. Accordingly, the Partnership shall execute a note in the amount of $278,860.98 in favor of OHSI in the form and under the terms set forth in Exhibit 7.9.1 attached hereto. The principal and interest payments on such note shall be paid by the Partnership as an operating expense of the Partnership and before any allocation or distribution to the Partners of any cash or other distributions from the Partnership pursuant to this Agreement. The estimated amount set forth in this SECTION 7.9 representing OSCI's 1997 earnings shall be adjusted on or before July 1, 1997, to reflect the actual 1997 earnings amount as of April 30, 1997. The difference, if any, between the adjusted amount determined as of April 30, 1997 and the amount referred to above and provided for in the promissory note attached in Exhibit 7.9.1 shall be paid in cash to the appropriate party on or before July 1, 1997. The OSCI 1997 earnings shall be net after tax earnings of OSCI calculated in accordance with generally accepted accounting prinicples, consistently applied.

               ARTICLE VIII - OWNERSHIP OF PARTNERSHIP PROPERTY

      Section VIII.1 PARTNERSHIP PROPERTY. Partnership Property shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership Property or any portion thereof. Title to any or all Partnership Property may be held in the name of the Partnership or one or more nominees, as the Partners may determine. All Partnership Property shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership Property is held.

                ARTICLE IX - FISCAL MATTERS; BOOKS AND RECORDS

      Section IX.1 BANK ACCOUNTS; INVESTMENTS. Capital Contributions, revenues and any other Partnership funds shall be deposited in a bank account established by the Managing Partner in the name of the Partnership, or shall be invested by the Managing Partner in furtherance of the purposes of the Partnership. No other funds shall be deposited into Partnership bank accounts or commingled with Partnership investments. Funds deposited in the Partnership's bank accounts may be withdrawn only to be invested in furtherance of the Partnership purposes, to pay Partnership debts or obligations or to be distributed to the Partners pursuant to this Agreement.

      Section IX.2 RECORDS REQUIRED; RIGHT OF INSPECTION. During the term of the Partnership and for a period of four (4) years thereafter, the Managing Partner shall maintain in the Partnership's principal office in the United States specified in SECTION 3.3 hereof all records of the Partnership, including, without limitation, a current list of the names, addresses and Interests held by each of the Partners (including the dates on which each of the Partners became a Partner), copies of federal, state and local information or income tax returns for each of the Partnership's six (6) most recent tax years, copies of this Agreement, including all amendments or restatements, and correct and complete books and records of account of the Partnership. On written request to the Managing Partner stating the purpose, a Partner or an assignee of a Partner's
Interest (an "eligible Person") may examine and copy in person or by the eligible Person's representative, at any reasonable time, for any proper purpose, and at the eligible Person's expense, records required to be maintained and such other information regarding the business, affairs and financial condition of the Partnership as is just and reasonable for the eligible Person to examine and copy. Upon written request by any eligible Person, the Managing Partner shall provide to the eligible Person without charge true copies of (i) this Agreement and all amendments or restatements, and (ii) any of the tax returns of the Partnership described above.

      Section IX.3 BOOKS AND RECORDS OF ACCOUNT. The Managing Partner shall maintain adequate books and records of account for the Partnership that shall be maintained on the cash method of accounting and on a basis consistent with appropriate provisions of the Code, containing, among other entries, a Capital Account for each Partner.

      Section IX.4 TAX RETURNS AND INFORMATION. The Partners intend for the Partnership to be treated as a partnership for tax purposes. The Managing Partner shall prepare or cause to be prepared and filed all federal, state and local income and other tax returns that the Partnership is required to file. Within the shorter of (i) such period as may be required by applicable law or regulation, or (ii) seventy-five (75) days after the end of each calendar year, the Managing Partner shall send or deliver to each Person who was a Partner at any time during such year such tax information as shall be reasonably necessary for the preparation by such Person of his federal income tax return and state income and other tax returns.

      Section IX.5 DELIVERY OF FINANCIAL STATEMENTS TO PARTNERS. As to each fiscal year of the Partnership and as to each month during such fiscal year of the Partnership, the Managing Partner shall send to each Partner a copy of (i) a balance sheet of the Partnership as of the end of such period, (ii) an income statement of the Partnership for such period, and (iii) a statement showing the revenues distributed by the Partnership to Partners in respect of such period. Such financial statements shall be delivered by no later than ninety (90) days following the end of the fiscal year to which the statements apply and no later than thirty (30) days following the end of the month to which such financial statements apply. Unless a Partner requests in writing prior to the end of the fiscal year to which the financial statements apply that the financial statements shall be audited (in which case SECTION 9.6 below shall apply), such statements need not be audited.

      Section IX.6 AUDITS AT REQUEST OF PARTNER. Any Partner shall have the right at all reasonable times during usual business hours to audit, examine and make copies of or extracts from any and all records of the Partnership. At any time during the term of this Agreement, or within a reasonable time after the termination of this Agreement, but no more often than annually, any Partner shall have the right to have KPMG Peat Marwick LLP, or another nationally recognized accounting firm reasonably acceptable to the other Partner(s) conduct an audit during normal business hours upon reasonable notice to Managing Partner. The cost and related expenses of such audit shall be paid for by the Partner requesting the audit, provided, however, in the event any such audit discloses an annual underpayment to the Partners exceeding $25,000, then Managing Partner shall promptly pay such underpayment to the Partners in accordance with this Agreement and shall reimburse the Partner requesting the audit for the cost of such audit. Managing Partner shall have the right to review the auditor's preliminary draft report and to discuss any indicated underpayment with such auditor.

      Section IX.7 FISCAL YEAR. The Partnership's fiscal year shall end on December 31 of each calendar year.

      Section IX.8 TAX ELECTIONS. The Managing Partner shall make the following elections on the appropriate tax returns of the Partnership:

            A.  to adopt the calendar year as the Partnership's fiscal year;

            B. to adopt the cash method of accounting and to keep the Partnership's books and records on the income-tax method;

            C. if a distribution of Partnership property as described in Section 734 of the Code occurs or if a transfer of Interest as described in
      Section 743 of the Code occurs, on written request of any Partner, to elect, pursuant to Section 754 of the Code, to adjust the basis of Partnership properties subject to the agreement of the Partners;

            D.  to  elect  to  amortize  the  organizational   expenses  of  the
      Partnership  ratably  over a period of sixty (60) months as  permitted  by
      Section 709(b) of the Code; and

            E. any other election the Managing Partner may deem appropriate and in the best interests of the Partners and/or the Partnership.

Neither the Partnership nor any Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.

      Section IX.9 "TAX MATTERS PARTNER". The Managing Partner shall be the "tax matters partner" of the Partnership pursuant to Section 6231 (a)(7) of the Code. The Managing Partner shall take such action as may be necessary to cause each other Partner to become a "notice partner" within the meaning of Section 6223 of the Code. The Managing Partner shall inform each other Partner of all significant matters that may come to its attention in its capacity as "tax matters partner" by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Partner copies of all significant written communications it may receive in that capacity. The Managing Partner may not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of the Partners.

                   ARTICLE X - MANAGEMENT OF THE PARTNERSHIP

      Section X.1 MANAGEMENT. The following shall apply with respect to the management of the Partnership:

            A. PARTNERS. The powers of the Partnership shall be exercised by or under the authority of, and the business and affairs of the Partnership shall be managed under the direction of, the Managing Partner. Any Person dealing with the Partnership, other than a Partner, may rely on the authority of the Managing Partner and its managers and officers in taking any action in the name of the Partnership without inquiry into the provisions or compliance herewith, regardless of whether that action is actually taken in accordance with the provisions of this Agreement.

            B. OFFICERS. The Managing Partner may designate one or more individuals as officers of the Partnership, who shall have such titles and exercise and perform such powers and duties as shall be assigned to them from time to time. Officers need not be Partners or residents of the State of Indiana. Any officer may be removed by the Managing Partner at any time, with or without cause. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until the earlier of the officer's death, resignation or removal. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers and agents of the Partnership shall be fixed by the Managing Partner with the prior consent of the Partners holding eighty percent (80%) of the Partnership Interests.

      Section X.2 POWERS OF THE MANAGING PARTNER GENERALLY. Except with the written consent of Partners holding eighty percent (80%) of the Partnership Interests, the Managing Partner shall have no power to cause the Partnership to do any act outside the purpose of the Partnership as set forth in ARTICLE IV hereof. Subject to the foregoing limitation and all other limitations in this Agreement, the Managing Partner shall have full, complete and exclusive power to manage and control the Partnership, and shall have the authority to take any action it deems to be necessary, convenient or advisable in connection with the management of the Partnership (but solely for Partnership purposes as set forth in SECTION 4.1), including, but not limited to, the power and authority on behalf of the Partnership:

            A. to expend the Partnership's Capital Contributions and revenues and to execute and deliver all checks, drafts, endorsements and other orders for the payment of Partnership funds for individual expenditures or a series of related expenditures not exceeding Ten Thousand Dollars ($10,000.00) each;

            B. to employ agents, employees, accountants, lawyers, clerical help, and such other assistance and services as may seem proper, and to pay therefor such remuneration as is reasonable and appropriate;

            C. to purchase, lease, rent, or otherwise acquire or obtain the use of office equipment, materials, supplies, and all other kinds and types of real or personal property, and to incur expenses for travel, telephone, telegraph and for such other things, services and facilities, as may be deemed necessary, convenient or advisable for carrying on the business of the Partnership not exceeding Five Thousand Dollars ($5,000.00);

            D. to carry, at the expense of the Partnership, insurance of the kinds and in the amounts that is advisable or make other arrangements for payment of losses or liabilities to protect the Partnership or the Partners, officers, agents and employees of the Partnership against loss or liability;

            E. to do all acts, take part in any proceedings, and exercise all rights and privileges as could an absolute owner of Partnership Property, subject to the limitations expressly stated in this Agreement and the faithful performance of the Managing Partner's fiduciary obligations to the Partnership and the Partners;

            F. to borrow money in the name of the Partnership and to pledge Partnership Property as collateral therefor, provided, that the aggregate outstanding principal amount of loans in the name of the Partnership (excluding the loans provided for in SECTION 7.9 HEREOF) shall not at any time exceed One Hundred Thousand Dollars ($100,000.00) unless consented to by Partners holding eighty percent (80%) of the Partnership Interests; and,

            G. to take such other action and perform such other acts as the Managing Partner deems reasonably necessary, convenient or advisable in carrying out the business of the Partnership.

The enumeration of powers in this Agreement shall not limit the general or implied powers of the Managing Partner or any additional powers provided by law.

      Section 10.3 LIMITATION OF THE POWERS OF THE MANAGING PARTNER. Notwithstanding the foregoing, the Managing Partner may NOT cause the Partnership to do any of the following without the express written consent of Partners holding eighty percent (80%) of the Partnership Interests:

            A. Purchase any real property for or on behalf of the Partnership;

            B.  Sell any real property owned by the Partnership;

            C. Merge with or into another partnership, corporation, limited liability company or other entity, regardless of whether the Partnership is the surviving entity of such merger;

            D.  Reorganize the Partnership;

            E.  Take any action in contravention of this Agreement or the Act;

            F.  Make  an  assignment   for  the  benefit  of  creditors  of  the
      Partnership or file a voluntary petition under the federal Bankruptcy Code or any state insolvency law on behalf of the Partnership;

            G.  Confess any judgment against the Partnership;

            H. Dispose or otherwise transfer any name, trademark, trade name, service mark, or any other intangible asset used in the business of the Partnership;

            I. Borrow money in the name of the Partnership or pledge Partnership Property as collateral therefor if such borrowing causes the aggregate outstanding principal amount of all loans in the name of the Partnership (excluding the loans provided for in SECTION 7.9 hereof) at such time to exceed One Hundred Thousand Dollars ($100,000.00);

            J. Assign, transfer, pledge, compromise or release any individual claim of or debt owing to the Partnership that is in excess of Five Thousand Dollars ($5,000.00) except for payment in full;

            K.  Convey, sell or assign any Partnership property;

            L. Do any act that would make it impossible to carry on the normal and ordinary business of the Partnership; or

            M. Amend, modify, supplement or otherwise change any of the terms or conditions of the "Management Agreement" (defined in SECTION 17.1).

             ARTICLE XI - RIGHTS POWERS AND OBLIGATIONS OF PARTNERS

      Section XI.1 AUTHORITY. Except as otherwise specifically provided in this Agreement, no Partner has the authority or power to act for or on behalf of the Partnership, to do any act that would be binding on the Partnership, or to file a withdrawal notice with the Indiana Secretary of State or take any other action or execution or file any other document or instrument which would revoke or otherwise adversely affect the status of the Partnership as an Indiana limited liability partnership.

      Section XI.2 RIGHT OF FIRST REFUSAL. In the event that Omega or its parent, OHSI, in an isolated transaction (not involving a change of control or sale of OHSI) desire (i) to sell substantially all of the assets of Omega located in Marion and Fort Wayne, Indiana and any other location serviced by Referral Eye Center, P.C., (ii) to sell Omega's interest in the Partnership to an unrelated third party, or (iii) to merge or consolidate Omega into an unrelated third party, then such proposed transaction shall be in writing and signed by the third party and Omega or OHSI. Omega shall deliver to OSCI a copy of such written proposal, and OSCI shall have forty-five (45) days to determine whether it wishes to enter into such transaction with Omega or OHSI at the same price and terms as offered to the third party. In the event that OSCI accepts such purchase proposal, Omega or OHSI and OSCI shall close such sale within thirty (30) days of the acceptance by OSCI. In the event that OSCI does not accept such purchase proposal, then Omega or OHSI may proceed to consummate the proposed sale to the third party on the price and terms as previously noticed to OSCI. In the event that Omega or OHSI desires to modify the price or terms in a manner that is more favorable to the third party buyer, then Omega or OHSI shall give to OSCI the notice required above.

      Section XI.3 TIME; OUTSIDE ACTIVITIES. Each Partner shall be required to spend such time on Partnership matters as is reasonably required for the purposes of the Partnership. All Partners shall be free to devote their remaining time and attention to any other business matters. Each of the Partners hereto may engage in whatever other activities such Partner chooses, provided that such activities, including the activities of an affiliate of such Partner, are not directly or indirectly in competition with the business of the Partnership within forty (40) miles of the ambulatory surgical center operated by the Partnership which is, at the time of the execution of this Agreement, located at 711 Gardner Drive, Marion, Indiana. Except as provided herein, nothing shall be deemed to prevent such Partners from engaging in such permitted activities, individually, jointly with others, or as a part of any other limited or general partnership, joint venture, or other entity to which such Partner is or may become a party, or from dealing with the Partnership as independent parties or through any other entity in which such Partner may be interested.

      Section 11.4 TERMINATION BY OSCI IN EVENT OF DEFAULT BY OMEGA. In the event of a default in that certain Management Agreement between the Partnership and Omega provided for in SECTION 17 hereof, which default is not timely cured, OSCI shall have the right to terminate the Management Agreement or in its discretion to act in the name of the Partnership for purposes of such termination or to otherwise act in the Partnership's best interest with respect to the Management Agreement.

                       ARTICLE XII - MEETINGS OF PARTNERS

      Section XII.1 PLACE OF MEETINGS. All meetings of Partners shall be held in Marion, Indiana, during usual and customary business hours, or at such other time or location as may be agreed to by the Partners.

      Section XII.2 ANNUAL MEETING. Commencing with the calendar year next following the calendar year in which the Partnership was organized, annual meetings of the Partners shall be held on the first Tuesday in May each year at such hour as may be designated in the notice of the meeting, if such day is a Business Day, and if not a Business Day, then on the next following day that is a Business Day. If the annual meeting is not held on the date above specified, the Managing Partner shall cause a meeting in lieu to be shall be held as soon thereafter as convenient, and any business transacted or election held at that meeting shall be as valid as if held at the annual meeting. Failure to hold the annual meeting at the designated time shall not work a dissolution of the Partnership.

      Section XII.3 SPECIAL MEETINGS. Special meetings of the Partners may be called by resolution of the Partners holding ten percent (10%) or more of the Interests, for the purpose of addressing any matter upon which the Partners may vote under this Agreement. Partners may call a meeting by delivering to the other Partners one or more written requests signed by the requisite number of Partners, stating that the signing Partners wish to call a meeting and indicating the specific purpose for which the meeting is to be held. Action at the meeting shall be limited to those matters specified in the call of the meeting.

      Section XII.4 NOTICE. A Notification of all meetings, stating the place, day, and hour of the meeting and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the meeting to each Partner entitled to vote.

      Section XII.5 WAIVER OF NOTICE. Attendance of a Partner at a meeting shall constitute a waiver of Notification of the meeting, except where such Partner attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Notification of a meeting may also be waived in writing. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the Notification of the meeting but not so included, if the objection is expressly made at the meeting.

      Section XII.6 QUORUM. A quorum at any meeting of the Partners shall exist if there is present at such meeting, whether present in person or by proxy, Partners representing more than fifty percent (50%) of the total percentage Interests.

      Section XII.7 VOTING. Voting of the Partners with respect to issues relative to the Partnership shall be as follows:

            A. VOTING AND VOTING POWER. All Partners shall be entitled to vote at meetings. Partners may vote either in person or by proxy at any meeting. Each Partner's percentage voting power at a meeting shall be in proportion to his percentage Interest except as provided in Section 13.1, hereof.

            B. VOTING ON MATTERS. With respect to any matter for which the affirmative vote of Partners owning a specified portion of the Interests is required by the Act or this Agreement, the affirmative vote of the Partners owning such specified portion at a meeting at which a quorum is present shall be the act of the Partners.

            C. CHANGE IN VOTING PERCENTAGES. No provision of this Agreement requiring that any action be taken only upon approval of Partners holding a specified percentage of Interests may be modified, amended or repealed unless such modification, amendment or repeal is approved by Partners holding at least such percentage of Interests.

      Section XII.8 CONDUCT OF MEETINGS. The Partners shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take minutes of any meeting.

      Section XII.9 ACTION BY WRITTEN CONSENT. Any action that may be taken at a meeting of the Partners may be taken without a meeting if a consent in writing, setting forth the action to be taken, shall be signed by Partners holding the percentage of Interests required to approve such action under the Act or this Agreement. Such consent shall have the same force and effect as a vote of the signing Partners at a meeting duly called and held pursuant to this ARTICLE XII. No prior notice from the signing Partners to the other Partners shall be required in connection with the use of a written consent pursuant to this Section. Notification of any action taken by means of a written consent of less than all of the Partners shall, however, be sent, within a reasonable time after the date of the consent, to all of the Partners who did not sign the consent.

      Section XII.10 PROXIES. A Partner may vote either in person or by proxy executed in writing by the Partner. A facsimile, telegram, telex, cablegram or similar transmission by the Partner, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Partner shall be treated as an execution in writing for purposes of this Section. Proxies for use at any meeting of Partners or in connection with the taking of any action by written consent shall be filed with the Managing Partner, before or at the time of the meeting or execution of the written consent, as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the Managing Partner who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless such instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Partnership shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Interests that are the subject of such proxy are to be voted with respect to such issue.

      Section XII.11 INFORMATION. In addition to the other rights specifically set forth in this Agreement, each Partner is entitled to all information relating to the business of the Partnership.


                ARTICLE XIII - GOVERNING BOARD AND CHIEF OF STAFF

      Section 13.1 PURPOSE AND SELECTION. In accordance with the regulatory requirements of the State of Indiana, the Partners shall nominate a three-member Governing Board which shall have patient care oversight of the ambulatory surgical center. Omega shall nominate two members of the Governing Board and OSCI shall nominate one member of the Governing Board.

      Section 13.2 DUTIES OF THE GOVERNING BOARD.  The Governing Board shall:

            A. Meet at least four times a year and function as an organized board in accordance with the terms of this Agreement and maintain a written record of its proceedings.

            B. Adopt and maintain a listing of procedures that may be performed by the Center.

            C. Approve the Bylaws, Rules and Regulations of the medical staff.

            D. Appoint members of the medical staff and assign privileges consistent with their individual qualifications on an annual basis upon recommendation of the medical staff.

            E. Maintain a written transfer  agreement with one or more hospitals
in  proximity  to  the  ASC   immediate   acceptance  of  patients  who  develop
complications or require postoperative confinement.

            F. Provide for the periodic review of the ASC its operation by a utilization review or other committee composed of three or more duly licensed physicians having no financial interest in the facility.

            G.  Maintain liaison with the medical staff of the ASC.

            H. Assure that in the event the ASC is not established under the aegis of physicians, a physician holding an unlimited license to practice in Indiana shall be appointed Chief of Staff and shall be responsible for monitoring of procedures and care provided in the ASC.

            I. Provide a physical plant that meets statutory requirements and provisions of applicable regulations of the Indiana State Department of Health. In addition to patient service areas, space and equipment shall be provided for administrative and business offices, private admitting area, public lobby and toilets, medical records storage area, personnel facilities, and storage facilities for patients' clothing and valuables.

      Section 13.3 CHIEF OF STAFF. A Chief of Staff shall be selected by the Governing Board who shall be responsible to the Governing Board and the Partnership for monitoring the medical procedures and care provided by the ambulatory surgical center. The initial Chief of Staff shall be Joseph Faust, M.D.

                    ARTICLE XIV - DISSOLUTION AND WINDING UP

      Section XIV.1 EVENTS CAUSING DISSOLUTION. The Partnership shall be dissolved upon the first of the following events to occur:

            A.  the  expiration  of the  term of the  Partnership  set  forth in
      SECTION 2.3 of this Agreement;

            B. the written consent of all Partners at any time to dissolve and wind up the affairs of the Partnership;

            C. the Bankruptcy or dissolution of a Partner or the occurrence of any other event that terminates the continued membership of a Partner in the Partnership, unless (i) there are at least two remaining Partners and the business of the Partnership is continued by the consent of all remaining Partners, or (ii) within ninety (90) days of the occurrence of such event, all remaining Partners agree in writing to continue the business of the Partnership; or

            D. the occurrence of any other event that causes the dissolution of a partnership under the Act.

      Section  XIV.2  WINDING UP. If the  Partnership  is dissolved  pursuant to
SECTION 13.1, the Partnership's affairs shall be wound up as soon as reasonably practicable in the manner set forth below.

            A. APPOINTMENT OF LIQUIDATOR. The winding up of the Partnership's affairs shall be supervised by a Liquidator. The Liquidator shall be selected by the Partners or, if the Partners prefer, a liquidator or liquidating committee selected by the Partners.

            B.  POWERS  OF  LIQUIDATOR.   In  winding  up  the  affairs  of  the
      Partnership,   the   Liquidator   shall  have  full  right  and  unlimited
      discretion, for and on behalf of the Partnership:

                  1. to prosecute and defend civil,  criminal or  administrative suits;

                  2. to collect Partnership assets,  including  obligations owed to the Partnership;

                  3.  to settle and close the Partnership's business;

                  4. to dispose of and convey all Partnership Property for cash, and in connection therewith to determine the time, manner and terms of any sale or sales of Partnership Property, having due regard for the activity and condition of the relevant market and general financial and economic conditions;

                  5. to pay all  reasonable  selling  costs and  other  expenses incurred in connection with the winding up out of the proceeds of the disposition of Partnership Property;

                  6. to discharge the  Partnership's  known  liabilities and, if necessary, to set up, for a period not to exceed five (5) years after the date of dissolution, such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership;

                  7. to  distribute  any  remaining  proceeds  from  the sale of
            Partnership Property to the Partners;

                  8. to prepare, execute, acknowledge and file any certificates, tax returns or instruments necessary or advisable under any applicable law to effect the winding up and termination of the Partnership; and

                  9. to exercise,  without further  authorization  or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon a Partner under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions. The Liquidator shall not be liable as a partner to the Partners and shall, while acting in such capacity on behalf of the Partnership, be entitled to the indemnification rights set forth in the Act and in ARTICLE XV hereof

      Section XIV.3 COMPENSATION OF LIQUIDATOR. The Liquidator appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and the Partners.

      Section XIV.4 DISTRIBUTION OF PARTNERSHIP PROPERTY AND PROCEEDS OF SALE THEREOF. The distribution of Partnership Property and the proceeds from the sale thereof shall be in accordance with the following:

            A. ORDER OF DISTRIBUTION. Upon completion of all desired sales of Partnership Property, and after payment of all selling costs and expenses, the Liquidator shall distribute the proceeds of such sales, and any Partnership Property that is to be distributed in kind, to the following groups in the following order of priority:

                  1. to the extent  permitted  by law,  to  satisfy  Partnership liabilities to creditors, including Partners who are creditors (other than for past due Partnership distributions), whether by payment or establishment of reserves;

                  2. to satisfy Partnership  obligations to Partners to pay past due Partnership distributions;

                  3. to the Partners in accordance with their respective Interests.

            B. INSUFFICIENT ASSETS. The claims of each priority group specified above shall be satisfied in full before satisfying any claims of a lower priority group. If the assets available for disposition are insufficient to dispose of all of the claims of a priority group, the available assets shall be distributed in proportion to the amounts owed to each creditor or the respective Capital Account balances or Interests of each Partner in such group.

      Section XIV.5 FINAL AUDIT. Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to each of the Partners a statement which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation and each Partner's pro rata portion of distributions pursuant to SECTION 14.4.

      Section XIV.6 DEFICIT CAPITAL ACCOUNTS. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the deficit, if any, in the Capital Account of any Partner results from or is attributable to deductions and losses of the Partnership (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement, such deficit shall not be an asset of the Partnership and such Partners shall not be obligated to contribute such amount to the Partnership to bring the balance of such Partner's Capital Account to zero.

              ARTICLE XV - LIABILITY, INDEMNIFICATION AND INSURANCE

      Section XV.1 LIABILITY OF PARTNERS. No Partner nor any shareholder, director, officer, agent, affiliate or employee of any Partner shall be liable, responsible or accountable in damages or otherwise to the Partnership or any other Partner for any action taken or failure to act on behalf of the Partnership within the scope of the authority conferred on such Partner by this Agreement or by law unless such act or omission constituted willful or wanton misconduct or was performed or omitted fraudulently or in bad faith or constituted gross negligence. No Partner nor any shareholder, director, officer, agent, affiliate or employee of any Partner shall be personally liable for the return or repayment of all or any portion of the capital or profits of any other Partner (or transferee thereof), it being expressly agreed that any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets of the Partnership. Nothing herein shall be interpreted to (i) limit the liability of any Partner with respect to debts and obligations to third parties under the Act, (ii) limit the obligation of any Partner to transfer to the Partnership the full amount of such Partner's Initial Capital Contribution and subsequent capital contributions, if any, or (iii) limit the liability of any Partner with respect to the fiduciary duty of such Partner to the Partnership or to the other Partners.

      Section XV.2 REIMBURSEMENT AND INDEMNIFICATION OF PARTNERS. The Partnership shall promptly reimburse and indemnify each Partner in respect of reasonable payments made and personal liabilities reasonably incurred by such Partner for services performed for the benefit of or on behalf of the

Partnership business, or for the preservation of the Partnership's business or property. Without limiting the generality of the foregoing, in any threatened, pending, or contemplated action, suit or proceeding to which a Partner and/or any officer, director, shareholder, agent, affiliate or employee of such Partner (collectively, the "Indemnified Parties"), was or is a party or is threatened to be made a party by reason or because of the fact that such Partner is or was a Partner in the Partnership (including any action by or in the right of the Partnership), the Partnership shall indemnify the Indemnified Parties against expenses, including attorneys' fees, judgments and amounts paid in settlement incurred by the Indemnified Parties in connection with such action, suit or proceeding if the Indemnified Parties acted in accordance with the standards set forth in the Act. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Indemnified Parties did not act in accordance with such standards. Nothing herein shall be interpreted to indemnify or limit the liability of any Partner with respect to debts or obligations of the Partnership. Nothing herein shall be considered to guarantee that the Partnership or any of the Partners shall gain or derive any profit or benefit from the operations of the Partnership's business or that such operations shall result in any particular outcome.

      Section XV.3 LIMIT ON LIABILITY OF PARTNERS. The indemnification set forth in this ARTICLE XV shall in no event cause the Partners to incur any personal liability beyond their total Capital Contributions.

      Section XV.4 INSURANCE. To the extent not prohibited by applicable law, the Partnership may purchase and maintain insurance or another arrangements on behalf of any Person who is or was an Indemnified Party against any liability asserted against him or incurred by him in such a capacity or arising out of his status as an Indemnified Party.

      Section XV.5 Nothing contained in this Article XV shall apply to the conduct of the Managing Partner pursuant to the Management Agreement between the Managing Partner and the Partnership (as defined in Section 17.1), and nothing contained in this Article XV shall alter or affect in any way the obligations, rights and liabilities of the Managing Partner or the Partnership provided in the Management Agreement.

                   ARTICLE XVI - RESTRICTIONS ON TRANSFER OF
                   INTEREST; AND PURCHASE OF OSCI  INTEREST

      Section XVI.1 ARTICLE XVI DEFINITIONS. Solely for purposes of this ARTICLE XVI, the following terms shall have the meanings indicated:

            A. "Annual Net Earnings" means (i) the gross receipts of the Partnership received in the ordinary course of business during the calendar year in question (the "Annual Period"), computed in accordance with generally accepted accounting principles using a cash method of accounting, minus (ii) the operating expenses of the Partnership paid in the ordinary course of business during the Annual Period, computed in accordance with generally accepted accounting principles, consistently applied, using a cash method of accounting, including all amounts paid to Omega with respect to the Annual Period pursuant to the "Management Agreement" (as defined in SECTION 17.1 hereof).

            B. "Buyout Amount" means an amount equal to five and fifteen one hundredths (5.15) times the average Annual Net Earnings of the Partnership Interest being sold based upon the Partnership's Annual Net Earnings for each of the two (2) calendar years immediately preceding the "Trigger Date" (hereinafter defined).

            C. "Disability" means, as applied to Dr. Faust, the physical or mental inability of Dr. Faust to perform, for a period of ninety (90) consecutive days, the material duties of such person's occupation or any covenant or duty of Dr. Faust required by that certain Professional Employment Agreement of even date between Referral Eye Center, P.C. and Joseph Faust, M.D.

            D.  "Dr. Faust" means Joseph Faust, M.D.

            E. "Employment Agreement" means that certain Professional Employment Agreement by and between Referral Eye Center, P.C. and Dr. Faust dated as of May 1, 1997.

            F. "Trigger Date" means the date that the first of the following events occur: (a) the death of Dr. Faust, (b) the Disability of Dr. Faust,
      (c) the retirement of Dr. Faust or (d) the termination of employment of Dr. Faust pursuant to Section 14 of the Employment Agreement.

      Section XVI.2 RESTRICTIONS ON OSCI INTEREST PRIOR TO APRIL 30, 2002. Prior to April 30, 2002, OSCI shall not sell, encumber, or transfer all, or any part of, its Interest in the Partnership, except (i) with the consent of all of the Partners, or (ii) upon the occurrence of an event specified in SECTION 16.3.

      Section XVI.3 MANDATORY SALE AND PURCHASE FROM EVENT INVOLVING DR. FAUST. Upon the occurrence of any one of the following events: (i) the death of Dr. Faust; (ii) the Disability of Dr. Faust; or (iii) the retirement of Dr. Faust, or (iv) the termination of employment of Dr. Faust pursuant to Section 14 of the Employment Agreement, OSCI is obligated to sell, and Omega is obligated to buy OSCI's Interest. Upon the expiration of sixty (60) days following the Trigger Date, Omega shall purchase from OSCI, and OSCI shall sell to Omega, at the Buyout Amount, the Interest that OSCI is required to sell, and that Omega is required to buy, under the provisions of this SECTION 16.3. Notwithstanding the foregoing, in the event that Dr. Faust has given notice of his retirement as provided in the Employment Agreement and is able to sell his stock in said corporation to an ophthalmologist or ophthalmologists reasonably acceptable to Omega within the time period prescribed in the Management Agreement, then OSCI may sell its Interest to such ophthalmologist or ophthalmologists on the closing date of the sale of Dr. Faust's stock; however, if Dr. Faust is unable to sell his stock in said corporation within such time period, then Omega shall purchase OSCI's Interest as provided above.

      Upon the termination of that certain Management Agreement between Referral Eye Center, P.C. and Omega dated May 1, 1997, by Referral Eye Center, P.C. prior to May 1, 2002, pursuant to Sections 6.1 or 6.2 thereof, Omega shall be obligated to sell and OSCI shall be obligated to purchase Omega's Interest upon the expiration of sixty (60) days after such termination at the Buyout Amount. Upon the termination of that certain Management Agreement between Referral Eye Center, P.C. and Omega dated May 1, 1997, by Referral Eye Center, P.C. after May 1, 2002, pursuant to Section 6.1 or 6.2 thereof, OSCI shall have the option, but not the obligation, to purchase Omega's Interest upon the expiration of sixty
(60) days after such termination at the Buyout Amount.

      Section XVI.4 PAYMENT OF THE BUYOUT AMOUNT. The Buyout Amount shall be paid by Omega to OSCI by delivery to OSCI (i) an amount of cash equal to fifty percent (50%) of the Buyout Amount, and (ii) an amount equal to the difference between the Buyout Amount minus the amount of cash paid to OSCI under (i) of this SECTION 16.4 which shall, at the option of Omega, be paid in cash, in unregistered common stock (the "Stock") of Omega Health Systems, Inc., or in a combination of both. For purposes of this SECTION 16.4, the Stock shall be valued at the average of the closing price of the common stock of OHSI for the twenty (20) trading days prior to the date that the certificates representing the Stock are required to be delivered to OSCI.

                       ARTICLE XVII - MANAGEMENT AGREEMENT

      Section XVII.1 Concurrently with the execution of this Agreement by the Partners, the Partnership has entered into a Management Agreement with Omega, in the form attached hereto as EXHIBIT 17 (the "Management Agreement"). Anything in this Agreement to the contrary notwithstanding, after the Partnership has entered into the Management Agreement, none of the terms or conditions of the Management Agreement shall be amended, modified, supplemented or otherwise changed except with the prior written consent of the Partners holding eighty percent (80%) of the Partnership Interests.

      Section XVII.2 In the event a majority of the non-managing partners has determined that the Manager is in default under the provisions of such Management Agreement, this majority of the non-managing partners may notify Omega of its determination and Omega may exercise its rights to cure such default or be subject to the default provisions of the Management Agreement, or dispute the occurrence of a default. In the event of a dispute the majority of non-managing partners may submit the dispute to mediation and arbitration in accordance with the provisions of Article 18 of this Agreement. In such event, if the determination of the arbitrators is that a default has occurred triggering the termination provisions of the Management Agreement, the Partners shall agree to sell the Partnership assets or if they cannot agree upon the terms of a sale, the Partners shall dissolve the Partnership in accordance with the provisions of Article XIV of this Agreement.

                    ARTICLE XVIII - ARBITRATION AND MEDIATION

      Section XVIII.1 In the event a dispute arises out of or relating to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association. This mediation will be non-binding, but the parties must participate in good faith in non-binding mediation, before resorting to arbitration, litigation, or some other dispute resolution procedure.

      Section XVIII.2 Except as noted hereafter, any controversy or claim arising out of or relating to this Agreement, or its breach, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

      As soon as reasonably practical after submission of a demand for binding arbitration, Omega and OSCI shall select one arbitrator, agreeable to all parties. The arbitrator will be selected from lists prepared by the American Arbitration Association. From the American Arbitration Association list the parties will submit to the American Arbitration Association a ranked list of arbitrators which are acceptable. The highest ranking acceptable candidate will be selected by the American Arbitration Association are acceptable by either of the parties, the American Arbitration Association will compile a second list. This procedure will be followed until the parties have selected an arbitrator. The results of the arbitrator's finding will be binding on the parties.

                    ARTICLE XIXI- MISCELLANEOUS PROVISIONS

      Section XIX.1 Entire Agreement. This Agreement contains the entire agreement among the Partners relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated.

      Section XIX.2 LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the local, internal laws of the State of Indiana. In particular, this Agreement is intended to comply with the requirements of the Act. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act, the Act will control. The venue of any mediation, arbitration or litigation hereunder shall be Marion County, Indiana.

      Section XIX.3 CONFERENCE TELEPHONE MEETINGS. Meetings of the Partners may be held by means of conference telephone or similar communications equipment so long as all Persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone shall constitute presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business thereat on the ground that the meeting is not lawfully called or convened.

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

      Section XIX.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Partners and their respective heirs, legal representatives, successors and assigns.

      Section XIX.5 SEVERABILITY. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the Partners as expressed herein, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

      Section XIX.6 AMENDMENT. Except as expressly provided herein, this Agreement may be amended only by a written amendment hereto executed by all of the Partners.

      Section XIX.7 HEADINGS. The Article, Section and Subsection headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any Article, Section or Subsection.

      Section XIX.8 CONSTRUCTION. Whenever required by the context, as used in this Agreement, the singular number shall include the plural, and vice versa, and the gender of all words used shall include the masculine, feminine and the neuter. Unless expressly stated herein, all references to Articles, Sections and/or Subsections refer to Articles, Sections and/or Subsections of this Agreement, and all references to Schedules and/or Exhibits are to Schedules and/or Exhibits attached hereto, each of which is made a part hereof for all purposes.

      Section XIX.9 OFFSET. Whenever the Partnership is to pay any sum to any Partner, any amounts that Partner owes the Partnership may be deducted from that sum before payment.

      Section XIX.10 EFFECT OF WAIVER OR CONSENT. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Partnership is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Partnership. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

      Section XIX.11 FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated hereby, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

      Section XIX.12 INVESTMENT REPRESENTATIONS; RESTRICTIONS ON Transfer. Each Partner, by such Partner's execution of this Agreement, represents and agrees that such Partner is purchasing such Partner's Interest in the Partnership for investment purposes only, and without a view toward the distribution or resale thereof. Pursuant to SECTION 11.2 and ARTICLE XVI hereof, Interests in the Partnership shall be nontransferable except in accordance therewith; and, no assignee of a Partnership Interest in the Partnership shall become a substitute Partner without the consent of the transferor and Partners holding eighty percent (80%) of the Partnership Interests.

      Section XIX.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute a single document. This Agreement shall be binding upon each Partner upon execution, regardless of whether any other Partner has executed the same or a different counterpart. A photocopy or telecopy of an executed counterpart of this Agreement shall be sufficient to bind the Partner(s) whose signature(s) appear thereon.

      IN WITNESS WHEREOF, the Partners have executed this Agreement to be effective as of the date first above written.


THE OUTPATIENT SURGERY CENTER OF                OMEGA HEALTH SYSTEMS OF INDIANA,
INDIANA, INC.,  an Indiana Corporation          INC., an Indiana Corporation


By:  /s/ Joseph F. Faust                        By: /s/ Ronald   L. Edmonds
   --------------------------------------          -----------------------------
   Joseph F. Faust, M.D., President                  Ronald   L. Edmonds,
                                                     Executive Vice-President
















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